Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

VMWARE LLC

(A Delaware Limited Liability Company)

Effective as of November 22, 2023

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE STATE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR APPLICABLE STATE SECURITIES LAWS AND/OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

LIMITED LIABILITY COMPANY AGREEMENT

OF

VMWARE LLC

This Limited Liability Company Agreement (this “Agreement”) of VMware LLC, a Delaware limited liability company (the “Company”), is made effective as of 12:01 a.m. New York City time on November 22, 2023 (the “Effective Date”), for the organization and operation of the Company.

1.

WHEREAS, the Company was formerly incorporated in the State of Delaware with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on February 10, 1998 as a Delaware corporation under the name VMware, Inc. (the “Corporation”).

2.

WHEREAS, the board of directors of the Corporation has adopted a resolution approving the conversion of the Corporation to a Delaware limited liability company pursuant to Section 266 of the General Corporation Law of the State of Delaware (the “DGCL”), which resolution has been approved by the stockholders of the Corporation in accordance with Section 266 of the DGCL.

3.

WHEREAS, effective as of 12:01 a.m., New York City time, on November 22, 2023 (the “Conversion Date”), the Corporation was converted to a limited liability company (the “Conversion”) in accordance with the Delaware Act (defined below) and Section 266 of the DGCL by causing the filing with the Delaware Secretary of the Certificate of Conversion to Limited Liability Company of the Corporation to the Company (the “Certificate of Conversion”) and the Certificate of Formation of the Company (the “Certificate of Formation”), each effective on the Conversion Date at the time designated therein.

4.

WHEREAS, pursuant to the Delaware Act, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Corporation which existed prior to the Conversion, and all property, real, personal and mixed, and all debts due to the Corporation, as well as all other things and causes of action belonging to the Corporation, remain vested in the Company, now existing as a Delaware limited liability company, and are the property of the Company after the Conversion, and the title to any real property vested by deed or otherwise in the Company has not reverted or been in any way impaired by reason of the Delaware Act; but all rights of creditors and all liens upon any property of the Corporation which existed prior to the Conversion are preserved unimpaired, and all debts, liabilities and duties of the Corporation which existed prior to the Conversion remain attached to the Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware limited liability company.

5.

WHEREAS, pursuant to this Agreement and the Conversion, all of the shares of capital stock in the Corporation were converted into the limited liability company interests in the Company, and Verona Holdco, Inc. (“Holdco”) was admitted to the Company as the initial sole Member (as defined below) of the Company and became the owner of all of the limited liability company interests in the Company as set forth herein.

NOW, THEREFORE, the Member declares as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of the terms defined):

(a) “Delaware Act” means the Delaware Limited Liability Company Act at Title 6 of the Delaware Code, §§ 18-101 et seq., as it may be amended from time to time.

(b) “Member” means the undersigned and any other person who becomes a member of the Company in accordance with this Agreement, as set forth in Schedule A to this Agreement.

ARTICLE 2

CONVERSION

Section 2.1 Conversion. The Company hereby continues as a limited liability company under and pursuant to the provisions of the Delaware Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate of Formation is on file in the Office of the Delaware Secretary shall constitute notice that the Company is a Delaware limited liability company. Effective as of the time of the Conversion, (i) the Amended and Restated Certificate of Incorporation of the Corporation and the Amended and Restated Bylaws of the Corporation, each in effect on the date hereof, are replaced and superseded in their entirety by this Agreement and the Certificate of Formation in respect of all periods beginning on or after the Conversion, (ii) all of the shares of capital stock in the Corporation issued and outstanding immediately prior to the Conversion are converted to all of the limited liability company interests in the Company, (iii) Holdco is hereby automatically admitted to the Company as the initial sole Member (such admission effective simultaneously with the Conversion) and is the initial owner of all the limited liability company interests in the Company, (iv) all certificates, if any, evidencing shares of capital stock in the Corporation issued by the Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall automatically be deemed canceled, (v) the Corporation is being continued without dissolution in the form of a Delaware limited liability company governed by this Agreement, and (vi) in accordance with Section 18-214(g) of the Delaware Act, the Company shall constitute a continuation of the existence of the Corporation in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Corporation.

Section 2.2 Certificates. The execution, delivery and filing of the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary are hereby ratified, approved and confirmed.

Section 2.3 Purpose. The business of the Company will be to carry on any lawful business or activity, and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware Act may have and exercise.

Section 2.4 Name. The name of the Company shall be VMware LLC and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.5 Principal Place of Business. The principal place of business of the Company will be established and maintained at 3401 Hillview Avenue, Palo Alto, CA 94304, or at such other or additional place or places as the Member may determine from time to time.

Section 2.6 Registered Office and Registered Agent. The registered agent of the Company for the service of process and the registered office of the Company in the State of Delaware will be that person and location reflected in the Certificate of Formation. The Member may, from time to time, change the registered agent or office through appropriate filings with the Delaware Secretary. In the event the registered agent ceases to act for any reason or the registered office should change, the Member will promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

Section 2.7 Term. The term of the Company (in the form of a corporation) commenced on February 10, 1998 when the original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary and such term was not interrupted by the Conversion. The Company continues in existence from such date as the same entity and the term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with the provisions of Article 9 and the Delaware Act.

ARTICLE 3

MEMBERS

Section 3.1 Member. The name of the Member of the Company and the mailing address of the Member is set forth on Schedule A.

Section 3.2 Additional Members. One (1) or more additional Members may be admitted to the Company with the consent of the Member (if any). Prior to the admission of any such additional Members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional Members. Each additional Member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

Section 3.3 Action Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote if the action is evidenced by one (1) or more written consents describing the action taken, signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. The affirmative vote of the majority of the Membership Interests (as defined below) will be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, by the Certificate of Formation or by this Agreement.

Section 3.4 Assignment or Transfer. Subject to Section 3.3, any sale, assignment, disposition, transfer, pledge, or encumbrance of any of the Member’s Membership Interests requires the consent of the Member. Any such transfer of the Member’s Membership Interests may be effected by means of a written agreement or instrument of transfer signed by the Member and the assignee, provided that the Member notify the Company in writing of such assignment or transfer of the Member’s Membership Interests. An assignee of the Member’s Membership Interests will become a Member and will have and may exercise all rights and powers of a Member, including the right to participate in the management of the business and affairs of the Company. Each additional Member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

ARTICLE 4

MEMBERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

Section 4.1 Membership Interests. The capital of the Company will be represented by membership interests (the “Membership Interests”). The ownership of the Member is reflected on Schedule A, as the same may be amended from time to time by the Member, and such ownership is reflected as a percentage of the total Membership Interests of the Company. The Member may make such rules and regulations as they may deem appropriate concerning the issuance and registration of the Membership Interests, including the issuance of certificates representing Membership Interests. Unless the Member decides otherwise, Membership Interests will be issued without certificates.

Section 4.2 Capital Contributions. Concurrently with the execution of this Agreement, the Member will hold an interest in the Company represented by the Membership Interests set forth opposite its name on Schedule A. The Member may from time to time, but will not be required to, make additional capital contributions to the Company in such form and amount as determined by the Member.

Section 4.3 Return of Contributions. The Member is not entitled to the return of any part of its capital contribution or to be paid interest in respect of its capital contribution. An unrepaid capital contribution is not a liability of the Company.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Generally. Subject to the delegation of rights and powers set forth in this Agreement, the Board of Directors shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes of the business of the Company. The Member, by reason of its status as such, shall not have any authority to act for or bind the Company but shall only have the right to vote on or approve the actions herein specified to be voted on or approved by the Member.

Section 5.2 Board of Directors. Except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Directors of the Company (the “Board of Directors”), who shall collectively constitute “managers” of the Company with the meaning of the Delaware Act. The authority and functions of the Board of Directors shall be identical to the authority and functions of the board of directors of a corporation organized under the DGCL and, to the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to a director of a corporation organized under the DGCL. In exercising the powers and managing the business and affairs of the Company the Board of Directors shall do all such lawful acts and things as it deems necessary and proper to comply with the Delaware Act and this Agreement. The initial members of the Board of Directors shall be Craig Norris and Karen Dykstra.

Section 5.3 Composition; Number; Term of Office. The Board of Directors shall consist of two Directors, which number may be increased or decreased at the discretion of the Member. Each Director shall hold office until his or her earlier death, resignation or removal. Any vacancy to be filled by reason of an increase in the number of Directors may be filled by the vote of the Board of Directors. Any vacancy to be filled other than by reason of an increase in the number of Directors may be filled by (i) the written consent of the Member or (ii) the affirmative vote of a majority of the remaining Directors through less than a quorum of the Board of Directors. Any Director may be removed, with or without cause, by written consent of the Member. Any Director may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the remaining Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5.4 Meetings. Except as otherwise required by law or any express provision of this Agreement to the contrary, a majority of the total number of Directors fixed in the manner provided in this Agreement shall constitute a quorum for the transaction of business and the affirmative vote of a majority of the Board of Directors in attendance at any meeting at which a quorum is present shall be require to authorize any action; provided, however, that if there is a vacancy and a person is nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

Section 5.5 Action Without a Meeting. The Board of Directors may approve a matter or take any action at a meeting or without a meeting by the written consent of the Board of Directors. Meetings of the Board of Directors may be called at any time by the Directors.

ARTICLE 6

OFFICERS

Section 6.1 Generally. The Board of Directors may appoint persons to serve as officers of the Company, each to be referred to as an “Officer,” and together, “Officers” of the Company. Unless otherwise provided by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described in the DGCL for similarly situated persons in a Delaware corporation. The Officers of the Company may include any one (1) or more of the following: a Chief Executive Officer, a President, a Chief Financial Officer, one (1) or more Vice Presidents (any one (1) or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer, a Secretary and such other Officers as the Board of Directors may from time to time elect or appoint. Each Officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The Board of Directors shall have the authority to appoint and terminate employees, agents and consultants of the Company and to delegate such duties to any such Officers, employees, agents and consultants as the Board of Directors deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

Section 6.2 Salaries. The salaries or other compensation, if any, of the Officers shall be determined from time to time by the Board of Directors.

Section 6.3 Removal. Any Officer appointed by the Board of Directors may, subject to any contractual obligations of the Company with respect to such Officer, be removed, either with or without cause, by the Board of Directors, the vote of the Board of Directors at any regular meeting, or at a special meeting called for such purpose, provided the notice for such meeting shall specify that such proposed removal will be considered at the meeting; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contractual rights.

Section 6.4 Vacancies. Any vacancy occurring in any office of the Company may be filled by the Board of Directors.

Section 6.5 Action with Respect to Securities of Other Companies. Unless otherwise determined by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, the Vice President and the Secretary shall have the power to vote and to otherwise act on behalf of the Company, in person or by proxy, at any meeting of security holders of any other company, or with respect to any action of security holders thereof, in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other company.

ARTICLE 7

EXCULPATION, LIABILITY OF MEMBERS, AND INDEMNIFICATION

Section 7.1 Exculpation. To the fullest extent permitted by applicable law, no Member, Director or Officer will have any duty (fiduciary or otherwise), at law or in equity, to the Company or the Member except as expressly set forth in this Agreement or in any other written agreements. A Member, Director or Officer of the Company shall not be liable to the Company for monetary damages for breach of fiduciary duty as a Member, Director or Officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware Act as the same exists on the date hereof or may hereafter be amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a Member, Director or Officer existing hereunder with respect to any act or omission occurring prior to such repeal or modification. To the fullest extent permitted by applicable law, no Member, Director or Officer will be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, solely by reason of being a Member, Director or Officer of the Company.

Section 7.2 Liability of Members. Except as otherwise expressly provided in the Delaware Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Notwithstanding the provisions of Section 7.1 herein and the foregoing, all such liabilities shall be personally guaranteed by the Member who will hereby be obligated for any such debt, obligation or liability of the Company to the extent not satisfied by the Company.

Section 7.3 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by the Delaware Act or any other applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Member, Director or Officer of the Company, or has or had agreed to become a Member, Director or Officer of the Company, or, while a Member, Director or Officer of the Company, is or was serving at the request of the Company as a member, director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a Member, Director, Officer, employee or agent or in any other capacity while serving as a Member, Director, Officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Member, Director, Officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in this Section 7.3, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Member of the Company. The Company may, by the action of the Member, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of Members, Directors and Officers.

(b) The Company shall to the fullest extent not prohibited by the Delaware Act or other applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 7.3 or otherwise. The rights contained in this Section 7.3(b) shall inure to the benefit of a Covered Person’s heirs, executors and administrators.

(c) If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 7.3 is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim to the fullest extent permitted by law. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d) The rights conferred on any Covered Person by this Section 7.3 shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of Members or otherwise.

(e) The Company may maintain insurance, at its expense, to protect itself and any Member, Director, Officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such individual, corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss under the Delaware Act.

(f) The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a member, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

(g) Any repeal or modification of the foregoing provisions of this Section 7.3 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(h) This Section 7.3 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons, to a greater extent or in a manner otherwise different than provided for in this Section 7.3 when and as authorized by appropriate corporate action.

(i) If this Article 7 or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify each person entitled to indemnification under this Article 7 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgements, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article 7 to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(j) The Covered Persons shall be third party beneficiaries of this Section 7.3, each of whom may enforce the provisions thereof.

ARTICLE 8

FINANCIAL MATTERS

Section 8.1 Fiscal Year. The fiscal year of the Company shall end on the Sunday closest to October 31 in a fifty-two (52)-week year and the first Sunday in November in a fifty-three (53)-week year.

Section 8.2 Accounts. The Member may establish one (1) or more separate bank and/or investment accounts and arrangements for or on behalf of the Company.

Section 8.3 Books and Records. The Company shall maintain accurate books and records showing the Company’s receipts and expenditures, assets and liabilities, and profits and losses, all in accordance with sound accepted accounting principles, consistently applied, and as required by the Member from time to time. The Company shall produce such reports as the Member shall request from time to time.

Section 8.4 Tax Matters. All matters relating to the taxation of the Company shall be treated as appropriate under applicable law for an entity that is a limited liability company having a single Member. The Company shall be treated as a disregarded entity for U.S. federal income tax purposes from the date of its formation.

Section 8.5 Allocations. The profits, losses, and other items of the Company will be allocated to the Member. There will be no “special allocations.”

Section 8.6 Distributions. Distributions will be made as follows:

(a) Subject to Section 18-607 of the Delaware Act, the Company will make interim distributions as the Member will determine. Any such distribution of cash or other property by the Company shall be made one hundred percent (100%) to the Member and each item of income, gain, loss, deduction and credit of the Company shall be reported one hundred percent (100%) by the Member.

(b) Upon liquidation of the Company, liquidating distributions will be made in accordance with Section 9.2.

ARTICLE 9

DISSOLUTION

Section 9.1 Dissolution Event. The Company shall dissolve and commence winding up and liquidating upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the Member votes for dissolution;

(b) a judicial dissolution of the Company under Section 18-802 of the Act;

(c) voluntary or judicial dissolution of the Member; or

(d) bankruptcy of the Member.

Section 9.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. Subject to the further provisions of this Section 9.2, the assets of the Company shall be liquidated to the extent determined to be appropriate by the Member, and the proceeds thereof, together with such assets as the Member determines to distribute in kind, shall be applied and distributed in the following order:

(a) first, to creditors, including the Member to the extent it is a creditor, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment) other than liabilities for distributions to the Member; and

(b) the balance, if any, to the Member.

Section 9.3 Certificate of Cancellation. Upon the dissolution and the completion of the winding up of the Company, the Member shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Delaware Act and appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business. Upon such certificate of cancellation becoming effective, the Company shall be terminated.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices. All notices, demands, waivers and other communications required or permitted by this Agreement will be in writing and will be deemed given to a party or the Company when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment or e-mail (to the extent no “bounce-back” or similar notice of non-delivery is received); or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested. Any such communication will be addressed to a Member as shown on Schedule A, to the Company at its principal office, or in any case to such other address as the party may from time to time designate by written notice to all parties.

Section 10.2 Amendments. This Agreement may be amended at any time by a writing executed by the Member.

Section 10.3 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.4 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

(Signature page follows)

The Member has caused its duly authorized representative to execute this Agreement as of the Effective Date.

MEMBER:

Verona Holdco, Inc.

By:	/s/ Craig Norris
Name:	Craig Norris
Title:	President

SCHEDULE A

Name and Address of Member	Percentage Interest
Verona Holdco, Inc. 3401 Hillview Avenue Palo Alto, CA 94304	100%